Exhibit 10.3

SECOND AMENDED AND RESTATED

TIDEWATER INC.

PHANTOM STOCK PLAN

1.	Purpose.

The purpose of the Second Amended and Restated Tidewater Inc. Phantom Stock Plan (this “Plan”) is to provide a select group of officers and key employees, who contribute by their ability, industry, and ingenuity to the management and successful operation of the Company, with the opportunity to earn additional incentive compensation in the form of cash-settled awards that track the value of shares of Common Stock.

2.	Definitions.

As used in this Plan, unless the context clearly requires otherwise, the following terms shall have the meaning respectively provided:

(a) “Agreement” means the Phantom Stock Unit Agreement entered into by a Participant and Tidewater providing the terms and conditions of a given Award.

(b) “Award” means a specific grant of Phantom Stock Units under this Plan representing the conditional agreement of Tidewater to pay additional compensation to a given Participant.

(c) “Board” means the Board of Directors of Tidewater.

(d) “Code” means the Internal Revenue Code of 1986, as amended, including, for each section cited, the regulations and guidance issued thereunder.

(e) “Committee” means the Compensation Committee of the Board or a subcommittee thereof. The Committee shall consist of not fewer than two members of the Board, each of whom must qualify as a both a “non-employee director” under Rule 16b-3 promulgated under the 1934 Act and an “outside director” for purposes of Section 162(m) of the Code.

(f) “Common Stock” means the common stock, $0.10 par value per share, of Tidewater.

(g) “Company” means Tidewater together with any entity of which Tidewater owns (directly or indirectly), within the meaning of Section 424(f) of the Code, 50% or more of the total combined voting power of all equity interests.

(h) “Dividend Equivalent” means, with respect to a given Award of Phantom Stock Units credited to a particular Participant, a dollar amount equal to any cash dividend or distribution that the Participant would have been entitled to receive if the Participant had been the owner, on the record date for such dividend or distribution, of a number of shares of Common Stock equal to the number of Phantom Stock Units then properly credited to the Phantom Stock Unit Account of the Participant with respect to such Award.

(i) “Effective Date” means the date set forth in the Agreement as the effective date of the Award.

(j) “Participant” means any eligible officer or key employee selected pursuant to Section 4.1 to receive the grant of an Award.

(k) “Phantom Stock Unit” means the right to receive the Value Per Unit in cash from the Company. Such right shall be subject to the vesting and other terms and conditions of this Plan and the Agreement relating to such Phantom Stock Units.

(l) “Phantom Stock Unit Account” means a bookkeeping entry that shall consist of the number of Phantom Stock Units awarded to each Participant from time to time and credited to the Participant’s account together with all Dividend Equivalents thereon, less all Phantom Stock Units and Dividend Equivalents that have been paid out to such Participant.

(m) “1934 Act” means the Securities Exchange Act of 1934.

(n) “Value Per Unit” means the closing price of a share of Common Stock on the New York Stock Exchange on the vesting date, or, if no sale shall have been made on that day, on the preceding day on which there was a sale of Common Stock.

3.	Administration of this Plan.

3.1 Administrator. This Plan shall be administered by the Committee, which shall have complete discretion and authority to interpret and construe this Plan and all Awards and Agreements, decide all questions of eligibility and benefits (including underlying factual determinations), and adjudicate all claims and disputes.

3.2 Administrative Rules. The Committee may (a) adopt, amend, and rescind rules and regulations relating to this Plan; (b) grant Awards; (c) determine the terms and provisions of all Awards, including provisions defining or otherwise relating to (i) the vesting of Awards, (ii) the duration of Awards, and (iii) the effect of approved leaves of absence on the rights to benefits under this Plan; (d) construe the provisions of this Plan and all Awards; (e) approve one or more forms of Agreement to memorialize Awards; and (f) make all determinations necessary or advisable for administering this Plan. Any such actions by the Committee shall be consistent with the provisions of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry this Plan or such Agreement into effect, and it shall be the sole and final judge of such expediency. The determination of the Committee on any matter relating to the Plan, Awards, or Agreements shall be final, binding, and conclusive on all persons, including the Company, the stockholders of Tidewater, and Participants.

3.3 Delegation of Authority. With respect to individuals who are not subject to either Section 16 of the 1934 Act or Section 162(m) of the Code, the Committee may delegate to the Chief Executive Officer of Tidewater its authority to (a) designate Participants under this Plan, (b) grant Awards to such Participants, and (c) determine all terms and provisions of such Awards, including the ability to amend or modify the terms and conditions of Awards granted to or held by such Participants, in each case, consistent with the provisions of this Plan.

4.	Eligibility and Participation.

4.1 Eligibility and Grant of Awards. Awards may be granted to any officer or key employee of the Company selected by the Committee or, if delegated such authority by the Committee pursuant to Section 3.3, by the Chief Executive Officer. Each Award granted pursuant to this Plan shall consist of Phantom Stock Units with the terms provided in this Plan and in the applicable Agreement. Subject to the requirements for vesting and unless otherwise specified in an Agreement, the specified number of Phantom Stock Units shall be deemed credited as of the Effective Date.

4.2 Dividend Equivalents. Each Participant shall receive a Dividend Equivalent for each Phantom Stock Unit credited to his or her Phantom Stock Unit Account. Unless otherwise provided in the Agreement, the Dividend Equivalents shall be paid in cash to the Participant at the same time the related dividend or distribution is paid to holders of Common Stock, but no later than March 15 of the year following the year in which the record date occurs.

4.3 Effect of Adoption. The adoption of this Plan shall not be deemed to give any person a right to be granted an Award under this Plan.

5.	Credits to Accounts.

5.1 Credits. The Committee shall establish a Phantom Stock Unit Account with respect to each Participant. Credits to a Participant’s Phantom Stock Unit Account shall be made to reflect the grant of Phantom Stock Units and the crediting of any Dividend Equivalents, if applicable. More than one Phantom Stock Unit Account may be maintained for a Participant as necessary to reflect different Awards. A Participant’s Phantom Stock Unit Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind.

5.2 Phantom Stock Unit Adjustments. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or other similar corporate change, the Committee shall make such adjustments in each Participant’s Phantom Stock Unit Account, including the number of Phantom Stock Units, as it deems to be equitable under this Plan in order to fairly give effect to such change and to the purpose and intent of this Plan.

6.	Vesting.

6.1 Vesting. Each Participant shall vest in his or her Award of Phantom Stock Units (and, if not paid currently, any related Dividend Equivalents) at the times and under the circumstances provided in the applicable Agreement.

6.2 No Segregation of Assets. The Company shall not segregate any assets in connection with Phantom Stock Units granted under this Plan. The rights of a Participant to benefits under this Plan shall be solely those of a general unsecured creditor of Tidewater.

6.3 Payments. Unless otherwise provided in the Agreement, payment of the value of a Phantom Stock Unit and any related accrued but unpaid Dividend Equivalents will be made in cash in a single lump sum within 30 days of the vesting date, but no later than March 15 of the year following the year in which vesting occurs.

7.	Designation of Beneficiary.

Each Participant may designate a beneficiary or beneficiaries to receive any amounts payable under this Plan after his or her death, and may change such designation from time to time, by filing a written designation of beneficiary or beneficiaries with the Committee on a form to be prescribed by the Committee, provided that no such designation shall be effective unless so filed prior to the death of such Participant. If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant, then the Participant’s beneficiary shall be deemed to be the Participant’s estate.

8.	Restrictions on Eligible Employees.

8.1 Continued Employment. The grant of an Award to an officer or key employee pursuant to this Plan shall not give such officer or key employee any right to be retained in the employ of the Company, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

8.2 No Rights as a Stockholder. A Participant shall have no dividend, voting, or any other rights as a stockholder of Tidewater as a result of participation in this Plan.

9.	Amendment or Termination.

The Committee may, from time to time, amend, modify, change, suspend, or terminate, in whole or in part, any or all provisions of this Plan, except that no amendment, modification, change, suspension, or termination may affect any right of any Participant, without his or her consent, who has been granted an Award pursuant to this Plan, with respect to any vested benefit that has accrued thereunder prior to the effective date of such amendment, modification, change, suspension, or termination.

10.	Assignment.

No right or interest to or in any Award, payment or benefit to a Participant under this Plan shall be assignable by such Participant except by will or the laws of descent and distribution. No right, benefit, or interest of a Participant under this Plan shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentences shall, to the fullest extent permitted by law, be null, void, and of no effect.

11.	Notices.

Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail, electronic mail, overnight delivery, or facsimile. Any notice required or permitted to be delivered under this Plan shall be deemed to be delivered on the date on which it is personally delivered or sent by facsimile, or, whether actually received or not, on the first business day after being sent by overnight delivery, and the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has most recently specified by written notice and delivered in accordance with this Section 11. The Company or a Participant may change, at any time and from time to time, by written notice to the other, the address which it, he or she had previously specified for receiving notices. Until changed in accordance with this Section 11, the Company and each Participant shall specify as its, his or her address for receiving notices, the address set forth in the applicable Agreement.

12.	Capital Structure.

This Plan and the Awards granted under this Plan shall have no effect on Tidewater’s capital structure, and shall not affect the right of Tidewater or any affiliated company to reclassify, recapitalize, or otherwise change its debt or capital structure, or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, wind up, or otherwise reorganize.

13.	Other Benefits.

Amounts paid under this Plan shall not be considered as part of a Participant’s salary or compensation under any other employee benefit plan, or otherwise used for the calculation of any other pay, allowance, pension, or other benefits, unless expressly provided by such other employee benefit plan or required by applicable law.

14.	Inurement of Rights and Obligations.

The rights and obligations under this Plan and any related Agreements shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and Participants and their respective beneficiaries and legal representatives.

15.	Tax Matters.

15.1 Withholding. The amounts payable to a Participant under this Plan shall be reduced by any amount that the Company is required to withhold with respect to such payments under the then applicable provisions of the Code, and state or local income tax laws.

15.2 Section 409A. The Phantom Stock Units are intended to either comply with, or be exempt from, Section 409A of the Code and the Plan and Awards shall be interpreted and administered consistent with that intent. Notwithstanding the foregoing, the Company is not responsible for, and makes no representation or warranty whatsoever in connection with, the tax treatment under this Plan and each Participant should consult his or her own tax advisor as to the tax effect of amounts payable to such Participant under this Plan.

16.	General.

16.1 Laws Governing. The substantive laws of the State of Louisiana shall govern the validity, construction, enforcement, and interpretation of this Plan and all Agreements, unless otherwise specified therein.

16.2 Good Faith Determinations. No member of the Committee or the Board shall be liable, with respect to this Plan or any Agreement, for any act, whether of commission or omission, taken by any other member or by any officer, agent, or employee of the Company, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself.

16.3 Effect of Headings. Section headings contained in this Plan are for convenience only and shall not affect the construction of this Plan.

16.4 Invalid Provisions. If any provision of this Plan or any Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Plan or such Agreement, (a) such provision shall be fully severable; (b) this Plan or such Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Plan or such Agreement; and (c) the remaining provisions of this Plan or such Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or severance from this Plan or such Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Plan or such Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible while still being legal, valid, and enforceable.

16.5 Set-Off. The Company shall be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due the Company or any affiliate of the Company against any amount due and payable by the Company or any affiliate of the Company to a Participant pursuant to this Plan or otherwise.

16.6 Waivers. No waiver of any term or condition of this Plan shall be binding unless it is in writing and signed by the Committee and the affected Participant. The waiver by any party of a breach of any provision of this Plan shall not operate or be construed as a waiver of any subsequent breach by any party.

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First approved and adopted by the Board of Directors in 2006.

Adopted in amended and restated form by the Board of Directors on May 31, 2007.

Adopted in second amended and restated form effective March 17, 2015.